Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Cimarex Energy Co. 401(k) Plan

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-174361, 333-125621 and 333-100235) of Cimarex Energy Co. of our report dated May 21, 2012, relating to the financial statements and supplemental schedule of Cimarex Energy Co. 401(k) Plan as of December 31, 2011 and 2010 and for the year ended December 31, 2011 which appear in this Annual Report on Form 11-K.

/s/ Anton Collins Mitchell LLP

Denver, Colorado

May 21, 2012